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                                                                 Exhibit (h)(11)

                              GOLDMAN SACHS TRUST

                          (ILA ADMINISTRATION CLASS)

                              ADMINISTRATION PLAN

                                April 22, 1998


     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended;

     WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the "Portfolios") and each Portfolio investing in money market instruments may be divided into multiple separate classes including, in the case of certain Portfolios: the ILA Class, the ILA Administration Class and the ILA Service Class;

     WHEREAS, the Trust, on behalf of the ILA Administration Class of each Portfolio that offers such shares, desires to adopt an Administration Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Administration Plan will benefit the Trust and its unitholders; and

     WHEREAS, institutions (including Goldman, Sachs & Co.) (the "Service Organizations") may act directly or indirectly as nominees and recordholders of units of the ILA Administration Class for their respective customers who are or may become beneficial owners of such units (the "Customers"), provide services to other Service Organizations intended to facilitate or improve a Service Organization's services to its Customers with respect to the Portfolios and/or perform certain account administration services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the ILA Administration Class of each Portfolio, and such Service Organizations (the "Agreements").

     NOW, THEREFORE, the Trust, on behalf of the ILA Administration Class of each Portfolio, hereby adopts this Administration Plan (the "Plan") on the following terms and conditions:

     1. (a) The Trust, on behalf of the ILA Administration Class of each Portfolio, is authorized to pay each Service Organization the monthly or quarterly administration fee specified in the Agreement with such Service Organization, which shall be equal on an annual basis to not more than .15 of 1% of the average daily net asset value of the units of the ILA Administration Class of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period.

          (b) The types of administration services and expenses for which a Service Organization may be compensated or reimbursed under this Plan include, without limitation: (i) acting or arranging for another party to act, as recordholder and nominee of all units of the ILA Administration Class beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to units of the ILA Administration Class owned by each Customer; (iii) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange units; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such units; (v) providing services to Customers intended to facilitate or improve their understanding of the benefits and risks of, a Portfolio to Customers, including asset allocation and other industry services; (vi) facilitating the
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inclusion of a Portfolio in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers by or through Service Organizations; (vii) facilitating electronic or computer trading and/or processing in a Portfolio or providing electronic, computer or other database information regarding a Portfolio to Customers; and
(viii) performing any other services which do not constitute "personal and account maintenance services" within the meaning of the National Association of Securities Dealers, Inc.'s Conduct Rules. No Portfolio may compensate a Service Organization for services provided with respect to another Portfolio.

     2. This Plan shall not take effect as to any Portfolio until the Plan, together with any related agreements, has been approved for such Portfolio by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     3. This Plan shall remain in effect until May 1, 1999 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

     4. The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

     5. This Plan may be terminated as to the ILA Administration Class of any Portfolio at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the ILA Administration Class of such Portfolio.

    6. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof, and other material amendments to the Plan shall be made, unless approved in the manner provided in paragraph 2 hereof.

    7. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

    8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

    9. In the case of a Portfolio that offers more than one class of Units, this Plan only relates to the Administration Units of such Portfolio and the Fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Portfolio attributable to Administration Units. The obligations of the Trust and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Administration Units shall be bound. No series of the
Trust shall be responsible for the obligations of any other series of the Trust.
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     IN WITNESS WHEREOF, the Trust, on behalf of the ILA Administration Class of each Portfolio, has executed this Administration Plan as of the day and year first written above.



                                        GOLDMAN SACHS TRUST
                                        (on behalf of the ILA Administration
                                        Class of each Portfolio)



                                        By
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                                          Michael J. Richman
                                          Secretary of the Trust